Exhibit 4.5

AMENDMENT TO THE

CONSOL ENERGY INC. 2020

AMENDED AND RESTATED OMNIBUS PERFORMANCE INCENTIVE PLAN

THIS AMENDMENT (THIS “AMENDMENT”) TO THE CONSOL ENERGY INC. 2020 AMENDED AND RESTATED OMNIBUS PERFORMANCE INCENTIVE PLAN (the “Plan”) is made and adopted as of December 30, 2020. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

WHEREAS, CONSOL Energy Inc. (the “Company”) entered into that certain agreement and plan of merger (the “Merger Agreement”) with Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2020, with Transformer LP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Holdings”), Transformer Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), CONSOL Coal Resources LP, a Delaware limited partnership (the “Partnership”), and CONSOL Coal Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to which, among other things, Merger Sub has merged with and into the Partnership with the Partnership surviving as an indirect, wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, the Company has assumed the outstanding unit reserve under the CNX Coal Resources LP 2015 Long-Term Incentive Plan for the purpose of making future grants relating to shares of the Company under the Plan (the “Unit Reserve Assumption”).

NOW, THEREFORE, the Plan is hereby amended as follows to reflect and accommodate the Unit Reserve Assumption:

1. To reflect the Unit Reserve Assumption, the first sentence of Section 3(a) of the Plan is amended to read in its entirety as follows:

“Subject to adjustment as set forth in this subsection and Section 3(d) below, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 3,665,916, which includes any number of Shares that are subject to Converted Awards, plus effective as of the date of stockholder approval of the amended and restated Plan at the 2020 annual meeting on May 8, 2020, 2,350,000 Shares.”

2. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

3. Except as set forth herein, the Plan shall remain in full force and effect.

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